EXHIBIT 23


                       Consent of Independent Auditors

We consent to the incorporation by reference of our report dated October 24, 2001 on the consolidated financial statements of First Federal Bancorp, Inc., as of September 30, 2001 and 2000 and for the years then ended which report and financial statements are contained in the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2001, in the Registration Statements on Form S-8 previously filed by First Federal Bancorp, Inc. on December 9, 1998, July 17, 1995, and February 1, 1994.


                                       /s/ BKD, LLP
                                           BKD, LLP

Cincinnati, Ohio
December 26, 2001